Exhibit 10.12

Memorandum of Understanding

Whereas, Secretary Tommy Thompson (“Secretary Thompson”) and AGA Medical Corporation (“AGA”) entered into that certain Term Sheet, dated July 28, 2005, which provides for Secretary Thompson’s service as the Non-Executive Chairman of AGA; and

Whereas, the parties desire to clarify the Term Sheet to reflect the understanding of the relationship of the parties and the payments made thereunder.

Now, therefore, Secretary Thompson and AGA agree and acknowledge as follows:

1.  Secretary Thompson’s position of Non-Executive Chairman is as an independent contractor to AGA and no employment relationship is created by the services performed under the Term Sheet.

2.  The sum paid to Secretary Thompson under the Term Sheet is a service fee for performance of the duties set forth in the Term Sheet and the sum paid to Secretary Thompson for such services under the Term Sheet totals $100,000 annually.

3.  The balance of the payments made by AGA under the Term Sheet, in the amount of $120,000 annually, which sum shall be paid monthly pro rata, is a retainer to the firm of Akin Gump Strauss Hauer & Feld LLP for services performed by the firm directly to or on behalf of AGA.

Secretary Tommy Thompson		AGA Medical Corporation

/s/ Tommy Thompson		/s/ Brigid A. Makes

Dated:	4/24/08	Dated:	05/07/08